SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2020

AMERICAN CANNABIS COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File Number 000-26108	90-1116625 (I.R.S. Employer Identification Number)

5690 Logan St # A, Denver, Colorado 80216

(Address of Principal Executive Offices and Zip Code)

(303) 974-4770

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 22, 2020, the Registrant reappointed its executive officers for 2020, including Terry Buffalo as the Registrant’s Principal Executive Officer; Ellis Smith as the Registrant’s Chief Development Officer; Jon Workman as the Registrant’s Vice President for the development of the Registrant’s Hemp Division; and, Tyler A. Schloesser, as the Registrant’s Chief Operations Officer. None of the reappointed executive officers have a family relationship with any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.

Since the beginning of the Registrant's last fiscal year to the effective date of the reappointment of the Registrant’s executive officers, none have been a participant, nor have they had any direct or indirect material interest in any transaction in which the Company was or is to be a participant, and the amount involved exceeded $120,000.

Mr. Ellis Smith

Ellis Smith, age 43, has served as our Chief Development Officer and as a director since September 2014. In March 2013, Mr. Smith co-founded ACC, and from March 2013 to May 2014, Mr. Smith served as a Managing Director of the Company. From September 2010 to July 2013, Mr. Smith co-owned Colorado Kind Care LLC d/b/a The Village Green Society, a Colorado-based Medical Marijuana Center, where he was responsible for managing the operations and protocols supporting the growth and production of medical marijuana. From 2008 to 2010, Mr. Smith founded and operated The Happy Camper Organics Inc., a medical cannabis company focused on the growth of wholesale cannabis for sale to medical cannabis businesses. From 2005 to 2010, Mr. Smith founded and operated Bluebird Productions, a video production company. Mr. Smith has been published and recognized for his horticultural experience and organic gardening in the cannabis industry, and he is known for assisting in identifying the Hemp Russet Mite and working with SKUNK magazine to educate the industry.

Mr. Smith agreed to render services as Chief Development Officer to the Registrant, and the Registrant agreed to compensate Mr. Smith with an annual salary of $87,000.00, and 50,000 shares of common stock deemed earned and vested at January 22, 2021.

Mr. Terry Buffalo

Terry Buffalo, age 55, is an executive in the financial services industry, with extensive experience including managing a hybrid FINRA broker-dealer and Registered Investment Advisor firm. Mr. Buffalo is regarded as an expert in these fields with publications in Financial Advisor Magazine and NAIFA’s Advisor Today, as well as being a featured interview in Boomer Market Advisor. Prior to founding Buffalo Financial Solutions, Mr. Buffalo was the Chief Executive Officer of a regional broker dealer for over 10 years, where he took an underperforming firm and revamped the business model from a corporate to an independent structure, with an emphasis on attracting brokers with established clienteles. While there, the firm consistently produced net profits of 7%, compared to industry average among peers that ranged between negative to 1.5%, while expanding the firm’s overall assets from $400 million to over $2 billion.

Mr. Buffalo agreed to render services as Principal Executive Officer to the Registrant, and the Registrant agreed to compensate Mr. Buffalo with an annual salary of $80,000.00, and 50,000 shares of common stock deemed earned and vested at January 22, 2021.

Mr. Tyler A. Schloesser

Tyler Schloesser, age 29, attended the University of Colorado at Boulder receiving a double major degree in Psychology and Philosophy. After graduation, Mr. Schloesser worked in the banking industry with Wells Fargo, U.S. Bank and Credit Union of Colorado. Mr. Schloesser’s functions with the Registrant. include developing and maintaining policies, procedures, processes and risk mitigation best practices as well as manage and perform day-to-day internal operational tasks required by the Registrant.

Mr. Schloesser agreed to render services as Chief Operations Officer to the Registrant, and the Registrant agreed to compensate Mr. Schloesser with an annual salary of $72,000.00, and 50,000 shares of common stock deemed earned and vested at January 22, 2021.

Jon Workman

Jon Workman, age 56, graduated from the University of Arkansas at Little Rock in 1989 and was awarded a Bachelor of Business Administration and Marketing. Mr. Workman is a member of the Arkansas Cannabis Industry Association and a Charter Member of the Arkansas Hemp Association. In 2017, the Arkansas Economic Development Commission certified Mr. Workman in its Lean Manufacturing program. Mr. Workman received his HACCP (Hazard Analysis Critical Control Point) & SQF Food Safety Certifications in 2016.

Mr. Workman agreed to render services as Vice President to the Registrant, and the Registrant agreed to compensate Mr. Workman with an annual salary of $72,000.00, and 50,000 shares of common stock deemed earned and vested at January 22, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 28, 2020

AMERICAN CANNABIS COMPANY, INC.

(Registrant)

By: /s/ Terry Buffalo

Terry Buffalo

Principal Executive Officer